EXHIBIT 10.26

ENDORSEMENT NO. 3

to the

Quota Share Reinsurance Contract
(hereinafter referred to as the “Contract”)

between

AmTrust Europe Limited, Nottingham, England
and/or
AmTrust International Underwriters Limited, Ireland
(hereinafter collectively referred to as the “Reinsured”)

and

Maiden Reinsurance Ltd.
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED, effective March 1, 2015, that:

1.The name of the Reinsurer, as amended by Endorsement No. 1 to the Contract, shall be amended to “Maiden Reinsurance Ltd.” in all places it appears in the Contract.

2.The section entitled “Security”, as previously amended by Endorsement No. 1 to the Contract shall be deleted and the following substituted therefor:

“The Reinsurer will post security equal to 100% of the ceded net unearned premium. Additionally, the Reinsurer will post security equal to 100% of the outstanding Losses including IBNR calculated by the Reinsured at the best estimate level immediately upon being asked to do so by the Reinsured or as soon as practical thereafter. The Reinsurer will adjust the amount of posted security quarterly. This amount will be adjusted for claims paid by the Reinsured but not recovered from the Reinsurer and for premium received by the Reinsured and not yet passed on to the Reinsurer.”

3.The section of the Contract entitled “Treaty Detail”, as previously amended by Endorsement No. 2 to the Contract, shall be deleted and the following substituted therefor:

“The Reinsured shall cede and the Reinsurer shall accept by way of reinsurance a Quota Share percentage of the business stated in ‘Class and Period of Business.’

The percentage Quota Share Cession to the Reinsurer shall be forty percent (40%). Cessions to AmTrust International Insurance Ltd. shall be deemed retained by the Reinsured.

The maximum limit of liability attaching hereunder shall be: EUR 10,000,000 (Ten Million Euros) or currency equivalent (on a One Hundred Percent (100%) basis) per original claim any one original policy.

The Reinsured may submit risks that are not otherwise subject to this Contract, including but not limited to risks with limits greater than EUR 10,000,000, or risks outside the territorial scope of the Contract to the Reinsurer for Special Acceptance (“Acceptance”). For any such risks, the Reinsurer shall confirm its acceptance in writing with any modifications of the Contract terms for such Acceptance.

The Reinsurer’s written confirmation of the Acceptance will become part of the Contract.

The Reinsurer hereby confirms Acceptance of the risks set forth in Schedule A hereto, which will be updated from time to time to cover additional risks added to this Contract under Special Acceptance.”

All other terms and conditions of the Contract shall remain unchanged except to the degree necessary to give effect to the changes made herein.

IN WITNESS WHEREOF, the Parties hereto, by their respective duly authorized representatives have executed this Endorsement as of the dates specified below:

AmTrust Europe Limited

By: ____________________________________

Name/Title: _____________________________

Date: __________________________________

AmTrust International Underwriters Limited

By: ____________________________________

Name/Title: _____________________________

Date: __________________________________

Maiden Reinsurance Ltd.
(Formerly known as “Maiden Insurance Company Ltd.”)

By: ____________________________________

Name/Title: _____________________________

Date: __________________________________

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